                                                                    EXHIBIT 99.1

                                                    CONTACT:  Robert K. Hynes or
                                                   Monica Burrows (212) 355-5200
 RELEASE DATE: August 1, 2003
 FOR IMMEDIATE RELEASE

                  WHX ANNOUNCES THE CONSUMMATION OF THE PLAN OF
               REORGANIZATION FOR WHEELING-PITTSBURGH CORPORATION

New York,  N.Y. - August 1, 2003 - WHX Corporation  (NYSE:  WHX) today announced that a Chapter 11 Plan of  Reorganization  (the  "POR") for  Wheeling-Pittsburgh
Corporation  and its  debtor  affiliates  (collectively,  the "WPC  Group")  was consummated  on August 1, 2003.  The POR had been confirmed by the United States
Bankruptcy Court for the Northern District of Ohio on June 18, 2003. Among other things, as a result of the consummation of the POR, each member of the WPC Group will  cease  to be a  subsidiary  of WHX  Corporation.  In  connection  with the consummation of the POR, WHX has made all contributions  required under the POR, as previously disclosed.

In addition,  upon consummation of the POR, the previously  announced  agreement between WHX, the Pension Benefit Guarantee Corporation (the "PBGC"), WPC and the
United Steel Workers of America became  effective.  This agreement  results in a settlement  of the civil  action  brought by the PBGC  against WHX in the United
States District Court for the Southern  District of New York.  Accordingly,  the
PBGC has agreed to withdraw its action to terminate the WHX Pension Plan.

WHX is a holding  company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized  basis. WHX's primary business is
Handy & Harman, a diversified  manufacturing company with activities in precious metals fabrication, specialty wire and tubing and engineered materials. WHX also owns Canfield Metal Coating  Corporation,  a manufacturer  of  electrogalvanized products used in the construction and appliance industries.

FORWARD-LOOKING STATEMENTS
This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the
Securities Exchange Act of 1934, as amended, which are intended to be covered by
the  safe  harbors   created   thereby.   Investors  are   cautioned   that  all
forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  general economic  conditions,  the ability of the Company to market and sell its products, and the effects of competition and pricing.  Although the
Company believes that the assumptions underlying the forward-looking  statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any  forward-looking  statements included in this press release will prove to be  accurate.  In light of the  significant  uncertainties inherent in any  forward-looking  statements  included herein,  the inclusion of such information  should not be regarded as a  representation  by the Company or any other person that the objectives and plans of the Company will be achieved.